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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT


Imperial Warehouse Lending Group, Inc.

ICI Funding Corp. (all of the non-voting, convertible preferred stock owned by the Registrant).

IMH Assets Corp.